  STANDARD COMMERCIAL OFFICE LEASE FOR EAT/WORK DEVELOPMENT

THIS COMMERCIAL OFFICE LEASE (the "Lease") is entered into as of 8/20/97 by and between EAT/WORK DEVELOPMENT, LP, a California limited partnership ("Landlord") and THE RODA GROUP VENTURE DEVELOPMENT COMPANY, L.L.C., a Delaware limited liability company ("Tenant").

1. BASIC LEASE TERMS. Landlord leases to Tenant, and Tenant rents and hires from Landlord, the Premises described in Section 1.1 below, for the rents hereinafter reserved, for the term stated in Section 1.4 below, and upon and subject to the terms, conditions (including limitations, restrictions, and reservations), and covenants hereinafter provided. Each party hereby expressly covenants and agrees to observe and perform all of the conditions and covenants herein contained on its part to be observed and performed. The parties agree that the following table (the "Table") sets forth in summary form the basic terms of this Lease, as all of such terms as defined below:

-----------------------------------------------------------------------------------------------------------
Period                   Suite #      Square Footage      Monthly Base      Pro Rata Share      Base Year
                                                          Rent (incl. CAM)
-----------------------------------------------------------------------------------------------------------
October 15, 1997-        A-1-1        4800 s.f.           $8,400.00         14%                 1998
October 14, 2000         A-1-2
-----------------------------------------------------------------------------------------------------------

In the event of any conflict between the terms contained in the Table and the terms contained in subsequent sections of the Lease, the terms of the Table shall control, subject to any adjustments specifically provided for in any other provisions of the Lease.

1.1 PREMISES. The Premises leased to Tenant (the "Premises") is that portion of the first floor of the Building described in Section 1.2 below and commonly known as Suites A-1-1 and A-1-2, as shown on the floor plan annexed hereto as EXHIBIT B. The Premises also include all fixtures and equipment which are attached thereto, except items not deemed to be included therein and which are removable by Tenant as provided in Section 18. Landlord and Tenant agree that the square footage of the Premises, for all purposes under this Lease, are as specified in the Table. Tenant acknowledges that it has had an opportunity to verify the numbers stated in the Table relating to the measurements of the Premises prior to the Commencement Date of this Lease.

1.2 BUILDING. The Premises are located in the building known by the street address 918 Parker Street (the "Building") in the City of Berkeley, County of Alameda, State of California. The Building is more particularly described and depicted in EXHIBIT A which is attached hereto. Landlord and Tenant agree that the square footage of the Building, for all purposes under this Lease, is twenty thousand seven hundred (20,700). Tenant acknowledges that it has had an opportunity to verify the measurement of the Building prior to the Commencement Date of this Lease.

1.3 DEVELOPMENT. The Building is located in and forms part of the real property commonly known as the Eat/Work Development, with a street address of 918 Parker Street, Berkeley, California (the "Development"), which comprises three different buildings and constitutes a single parcel on the assessment roll of the Alameda County Tax Assessor. For the purposes of this Lease, the Development shall mean the Building and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalk, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment (as defined in Section 5.5 below), furniture, and other personal property located thereon or therein and used in connection therewith, whether title is held by Landlord or its affiliates. Landlord and Tenant agree that the square footage of the Development, for all purposes under this Lease, is thirty four thousand (34,000). Tenant acknowledges that it has had an opportunity to verify the measurement of the Development prior to the Commencement Date of this Lease.

1.4 TERM. The term (the "Term") for which the Premises are hereby leased shall commence on the "Commencement Date," which shall be October 15, 1997, or, if earlier, the day on which the Premises are ready for occupancy (as defined in Section 5) and shall end on October 14, 2000 (the "Expiration Date") or any earlier date upon which the Term may expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law. Promptly following the Commencement Date the parties hereto shall, if required by Landlord, enter into a supplementary agreement fixing the dates of the Commencement Date and the Expiration Date in the form which is attached hereto as EXHIBIT C and incorporated herein by reference.

1.4.1 DELAY IN POSSESSION. If Landlord is unable to deliver possession of the Premises to Tenant at the commencement hereof, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, but Tenant shall not be liable for any rent until possession is delivered with all Work having been substantially completed pursuant to Section 5.2 and Exhibit D hereof. Tenant may at its option terminate this Lease if possession of the Premises with all work substantially completed pursuant to Section 5.2 and Exhibit D hereof, is not delivered within forty five (45) days of the Commencement Date.

1.5 TENANT PARKING. Tenant is entitled to nine (9) unreserved parking spaces in the parking lot of Eat/Work Development. If it is necessary at any time to reserve parking spaces or hire a guard to monitor parking, Landlord may, at its option, do so and pass both reasonable administrative and direct labor expenses for the guard or monitor to tenant based on tenant's Pro Rata Share as defined in Section 1.

2. RENT. The "Rent" reserved under this Lease, for the Term thereof, shall consist of the following:

    a) "Base Rent" of eight thousand four hundred dollars ($8400.00) per month, which shall be payable in advance on the first day of each and every calendar month during the Term of this Lease, except that Tenant shall pay the first month's Base Rent due under the Lease upon the execution and delivery of this Lease by Tenant; and

    b) "Additional Rent" consisting of any and all other sums of money as shall become payable by Tenant to Landlord hereunder; and Landlord shall have the same remedies for default in the payment of Additional Rent as for a default in payment of Base Rent.

2.1 BASE RENT ADJUSTMENT. On each anniversary of the Commencement Date the monthly Base Rent shall increase by two hundred and forty dollars ($240.00).

2.2 ADDITIONAL RENT. In addition to the Base Rent and all other payments due under this Lease, Tenant shall pay to Landlord, in the manner set forth herein, as Additional Rent, the following amounts (collectively the "Rental Adjustment"):

    a) INCREASED INSURANCE. Tenant agrees to pay its Pro Rata Share of that portion of all Casualty Insurance under Section 2.3e incurred or paid by Landlord in connection with the ownership and operation of the Building ("insurance") during each Adjustment Period which exceeds the amount of Base Operating Insurance subject to proration under Section 2.3.2 below. In the event that Landlord obtains additional coverages or increases the rate of coverage as of the commencement date of this Lease, Landlord agrees to adjust Base Year coverage as if such coverage had been included in the Base Year. Notwithstanding anything to the contrary herein, Landlord agrees that "Increased Insurance" shall not include any surcharge or unusual rate increase attributable to any non-office Tenant in the Building.

    b) INCREASED TAXES. An amount equal to Tenant's Pro Rata Share of that portion of Real Estate Taxes paid by Landlord during each Adjustment Period which exceeds the amount of Base Real Estate Taxes, subject to proration under
Section 2.3.2 below. Notwithstanding anything to the contrary herein, Tenant's obligation to pay its Pro Rata Share of any increase in Real Estate Taxes which is attributable to a transfer or change in the ownership of the Building (the "Increase") shall be limited as follows: if the transfer or change in ownership occurs during the first year after the Commencement Date, Tenant shall have no obligation to pay any portion of the Increase; if the transfer or change in ownership occurs during the second year after the Commencement Date, Tenant shall pay twenty percent (20%) of the Increase; if the transfer or change in ownership occurs during the third year after the Commencement Date, Tenant shall pay forty percent (40%) of the Increase; if the transfer or change in ownership occurs during the fourth year after the Commencement Date, and assuming Tenant has exercised its Extension Option, Tenant shall pay sixty percent (60%) of the Increase; if the transfer or change in ownership occurs during the fifth year after the Commencement Date, and assuming Tenant has exercised its Extension Option, Tenant shall pay eighty percent (80%) of the Increase; and if the transfer or change in ownership occurs during the sixth year after the Commencement Date, and assuming Tenant has exercised its Extension Option, Tenant shall pay one hundred percent (100%) of the Increase.

2.3 DEFINITIONS. For the purposes of this Lease, the following definitions shall apply:

    a) BASE INSURANCE. "Base Insurance" means the total of insurance paid by Landlord during calendar year 1997 for the Leased Premises (the "Base Insurance Year").

    b) BASE REAL ESTATE TAXES. "Base Real Estate Taxes" means the total of Real Estate Taxes paid by Landlord during tax year 1998-1999 for the Leased Premises (the "Base Tax Year").

    c) TENANT'S PRO RATA SHARE. "Tenant's Pro Rata Share" shall mean the percentage labeled as such in the Table in Section 1, derived as follows:
Tenant's Pro Rata Share is calculated by dividing the agreed area of the Premises (numerator) by the agreed area of the Development (denominator) and expressing the resulting quotient as a percentage. Tenant's Pro Rata Share shall be adjusted during the Term in proportion to any adjustment in the area of the Premises or Development in accordance with the formula stated herein.

    d) ADJUSTMENT PERIOD. "Adjustment Period" means each calendar year of which any portion occurs during the Term, excluding the Base Year and beginning with the first calendar year immediately following the Base Year.

    e) INSURANCE. "Insurance" means premiums for any insurance policies as determined by Landlord in accordance with the reasonable practice of prudent landlords in the vicinity of the Development (including public liability, property damage, earthquake if commercially reasonable, and fire and extended coverage insurance for the full replacement cost of the Building as required by Landlord or its lenders for the Building).

     f) REAL ESTATE TAXES. "Real Estate Taxes" means any and all ad valorem real property taxes and any form of assessment, levy, charge, fee, tax, or other imposition imposed by any authority, including any city, county, state, or federal governmental agency, or any school, library, lighting, transportation, housing, drainage, or other improvement or special assessment district thereof, whether or not now customary or in the contemplation of the parties hereto, and whether or not general, special, ordinary, or extraordinary, which Landlord shall pay during any Adjustment Period because of or in connection with the ownership, leasing, or operation of the Building.

2.3.1 RECONCILIATION. On or before the first day of April of each year after the first Adjustment Period (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement (the "Statement") setting forth the Rental Adjustment for the preceding year. Tenant shall pay Landlord the amount of any rental adjustment within ten (10) days of the receipt of the Statement. The obligation of Tenant to make payments required under this
Section 2.3.1 shall survive the expiration or earlier termination of the Term of this Lease.

2.3.2 PRORATION OF RENTAL ADJUSTMENT. If the Term does not commence on January 1 or does not end on December 31, Tenant's obligations to pay estimated and actual amounts towards increased Insurance and/or Real Estate Taxes for such first or final calendar year shall be prorated to reflect the portion of such year(s) included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) increased insurance and/or Real Estate Taxes, (as the case may be) for such calendar year(s), as well as the base insurance amount and/or Base Real Estate Taxes, (as the case may be), by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be three hundred sixty-five (365).

2.4 PAYMENT OF RENT. Tenant shall pay the Base Rent and Additional Rent promptly when due, without demand therefor and without any abatement, deduction, or setoff whatsoever, except as may be expressly provided in this Lease. Tenant shall pay the Rent to Landlord, in lawful money of the United States of America, at Landlord's office at the Building or at such other place, or to such agent and at such place, as Landlord may designate by notice to Tenant. If the Commencement Date occurs on a day other than the first day of a calendar month, the Base Rent for such calendar month shall be prorated, and the balance of the first month's Base Rent theretofore paid shall be credited against the next monthly installment of Base Rent. The Base Rent for the last month of the lease term shall also be prorated.

2.5 LATE CHARGES. Tenant acknowledges that the late payment of any monthly Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including administrative and collection costs and processing and account expenses, the exact amount of which it is difficult to ascertain. Therefore, if more than one such installment within any 12-month period is not received by Landlord within five (5) days from the date it is due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. In addition, any check returned by the bank for any reason will be considered late and will be subject to all late charges plus a Twenty Dollar ($20.00) fee. After two such occasions in any twelve
(12) month period, Landlord will have the right to require payment by a cashier's check or money order. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease or at law.

3      SECURITY DEPOSIT. Tenant shall deposit with Landlord the amount of eight thousand four hundred dollars ($8,400.00) (the "Security Deposit") upon Tenant's execution and submission of this Lease to be held, applied and disposed of pursuant to the provisions of Section 1950.7 of the California Civil Code. The Security Deposit shall serve as security for the prompt, full, and faithful performance by Tenant of the terms and provisions of this Lease. Landlord shall not be required to keep the Security Deposit separate from Landlord's general funds or pay interest on the Security Deposit.

3.1 APPLICATION OF DEPOSIT. In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease, or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may use or apply the whole or any part of the Security Deposit for the payment of Tenant's obligations hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages.

3.2 RESTORATION OF FULL DEPOSIT. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord, within ten (10) days after written notice, an amount sufficient to restore the full amount of the Security Deposit.

3.3 DISPOSITION OF SECURITY DEPOSIT. After the Expiration Date or any earlier termination of the Lease, any remaining portion of the Security Deposit shall be returned to Tenant in accordance with the provisions of
Section 1950.7 of the California Civil Code.

4      USE. The Premises are to be used as offices and related uses and for no other purpose without prior written consent of Landlord.

4.1 PROHIBITED USES. Tenant shall not use any portion of the Premises for purposes other than those specified hereinabove, and no use shall be made or permitted to be made upon the Premises, nor acts done, which will increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering said property. Tenant shall not conduct or permit any sale by auction on the Premises. Tenant shall not use, release or store or permit the usage, release, or storage of restricted materials or substances by Department of Health Services, California Water Quality Control Board, Environmental Protection Agency, or any other governmental agency or entity, and Tenant shall comply with all environmental laws, regulations, rules and requirements applicable to Tenant's activities in the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, judgments, demands, liabilities, costs and expenses (including reasonable attorney's fees) arising from Tenant's breach of the above covenants. Tenant shall not commit any waste upon the Premises or any nuisance or act which may disturb the quiet enjoyment of any tenant in the Building.

5      CONDITION OF PREMISES. Tenant shall accept the Premises (and the
Systems and Equipment serving the same) in an "as is" condition, except as provided in paragraph 5.4, on the date the Term commences, and Landlord shall have no obligation to improve, alter, remodel, or otherwise modify the Premises prior to Tenant's occupancy, except as provided in the mutually approved "Work Letter Agreement" attached hereto and made a part hereof as Exhibit D.

5.1 LANDLORD'S PREPARATION. If the parties have entered into a separate Work Letter Agreement concurrently with their execution of this Lease, Landlord shall use reasonable diligence in completing and preparing the Premises for Tenant's occupancy in the manner and subject to the terms, conditions, and covenants set forth in the Work Letter Agreement. The facilities, materials, furnishings and work to be furnished, installed, and performed in the Premises by Landlord pursuant to the Work Letter Agreement are referred to as the "Work." Such other installations, materials, and work which may be undertaken by or for the account of Tenant to prepare, equip, decorate, and furnish the Premises for Tenant's occupancy are referred to as the "Tenant's Work."

5.1.1 POSSESSION DURING WORK. It is the intention of the parties that Tenant shall be in possession and occupancy of the Premises during the period that Landlord is performing work in the Development. Landlord shall have no liability to Tenant nor shall Tenant's obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption, or injury to Tenant's business arising from Landlord's performance of the improvements in the Development or making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant's lease or required by law to make in or to any portion of the Building or the Development. Landlord shall nevertheless use reasonable efforts to minimize any interference with Tenant's business in the Premises.

5.2 READINESS FOR OCCUPANCY. The Premises shall be deemed ready for occupancy on the earliest date on which all of the following conditions (the "Occupancy Conditions") have first been met:

       a) SUBSTANTIAL COMPLETION OF WORK. Substantially Completed shall mean that the Premises and the Work and furnishings required to be installed under Exhibit D hereof are sufficiently completed to allow Tenant to occupy the Premises for their intended purposes, and it shall be so deemed notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment, or decoration (as further defined in Exhibit D) remain to be performed, the noncompletion of which does not materially interfere with Tenant's beneficial use of the Premises for their intended purposes;

       b) ACCESS AND SERVICES. Reasonable means of access and facilities necessary to Tenant's use and occupancy of the Premises, including corridors, elevators, stairways, heating, ventilating, air-conditioning, sanitary, water, and electrical facilities (but exclusive of parking facilities) have been installed and are in reasonably good operating order and available to Tenant; and

5.2.1 TENANT DELAYS. If the occurrence of any of the Occupancy Conditions and Landlord's preparation of the Premises for occupancy shall be delayed owing to either (a) any act, omission, or failure of Tenant or any of its employees, agents, or contractors which shall continue after Landlord shall have given Tenant reasonable notice that such act, omission, or failure would result in delay, and such delay shall have been unavoidable by Landlord in the exercise of reasonable diligence and prudence; or (b) the nature of any items of additional work or change orders that Landlord undertakes to perform for the account of Tenant (including any delays incurred by Landlord, after making reasonable efforts, in procuring any materials, equipment, or fixtures of a kind or nature not used by Landlord as part of its standard construction)

(collectively "Tenant Delays"), then the Premises shall be deemed ready for occupancy on the date when they would have been ready but for such Tenant Delays.

5.3 EARLY ENTRY. During any period that Tenant shall be permitted to enter the Premises prior to the Commencement Date other than to occupy the same (e.g.,to perform alterations or improvements), Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Rent. Landlord shall permit early entry, provided the Premises are legally available and Landlord has completed any Work required under this Lease.

5.4 NOTICE OF DEFECTS. It shall be conclusively presumed upon Tenant's taking actual possession of the Premises that the same were in satisfactory condition (except for latent defects) as of the date of such taking of possession, unless within thirty (30) days after the Commencement Date Tenant shall give Landlord notice in writing specifying the respects in which the Premises were not in satisfactory condition. Landlord agrees to exercise for Tenant's benefit all of the standard contractor remedies and warranties of at least one year and any manufacturors warranties for all new Work and as further provided in Section 5.3 of the Work Letter Agreement.

5.5 SYSTEMS AND EQUIPMENT. As used in this Lease, "Systems and Equipment" means collectively any existing duct work, intrabuilding network cables and wires that transmit voice, data, and other telecommunications signals ("INC"), and other equipment, facilities, and systems designed to supply water, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer, or other systems or equipment for the Building. Nothing in this Lease shall be construed to impose upon the Tenant a general obligation to maintain the Building Systems and Equipment, except as specifically provided for in this Lease.

6   ASSIGNMENT AND SUBLETTING. Tenant agrees that it shall not assign, sublet, mortgage, hypothecate, or encumber this Lease, nor permit or allow the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance which shall not unreasonably be withheld or delayed. The actions described in the foregoing sentence are referred to collectively herein as "Transfers." If the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the subtenant or occupant and apply the net amount collected to the Rent herein reserved; but no Transfer, occupancy, or collection shall be deemed a waiver of the provisions hereof, the acceptance of the subtenant or occupant as tenant, or a release of Tenant from the further performance hereunder by Tenant. The consent by Landlord to a Transfer shall not relieve Tenant from obtaining the Landlord's express written consent to any further Transfer. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance which shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, Tenant shall have a one-time right to assign the entire Premises to a company in which Tenant is a significant (i.e. more than 20%) shareholder without Landlord's prior consent, provided that (a) Tenant agrees that such assignment will not void the personal guarantee which is attached to this Lease as EXHIBIT E and (b) Tenant shall provide to Landlord concurrently with such assignment reasonably satisfactory evidence of (i) Tenant's majority ownership of assignee and (ii) a financial strength on the part of such assignee which is at least equal to that of Tenant as of the Commencement Date of this Lease.

7 COMPLIANCE WITH LAWS. Tenant shall use the Premises in compliance with all applicable federal, state, county, and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders, and other such requirements, and decisions by courts in cases where such decisions are considered binding precedents in the State of California (the "State"), and decisions of federal courts applying the laws of the State (collectively "Laws"). Tenant shall, at its sole cost and expense, promptly comply with each and all of such Laws, and also with the requirements of any board of fire underwriters or other similar body now or hereafter constituted to deal with the condition, use, or occupancy of the Premises, except in the case of required compliance (including, without limitation structural changes) not triggered by Tenant's change in use of the Premises or Tenant's alterations, additions, or improvements therein. Tenant shall comply with all applicable Laws regarding the physical condition of the Premises, but only to the extent that the applicable Laws pertain to the particular manner in which Tenant uses the Premises or the particular use to which Tenant puts the Premises, if different from that permitted under Section 4 of this Lease.

7.1 CODE COSTS. Notwithstanding anything to the contrary in this Section 7, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Building into compliance with Laws as a result of Tenant's particular use or alteration of the Premises; Tenant's change in the use of the Premises; the manner of conduct of Tenant's business or operation of its installations, equipment, or other property therein; any cause or condition created by or at the instance of Tenant, other than by Landlord's performance of any work for or on behalf of Tenant; or breach of any of Tenant's obligations hereunder, then Tenant shall bear all costs ("Code Costs") of bringing the Premises and/or Building into compliance with Laws, whether such Code Costs are related to structural or nonstructural elements of the Premises or Building.

8 HAZARDOUS MATERIALS. Tenant shall not cause or permit to occur (i) any violation of applicable Laws now or hereafter enacted or issued, related to environmental conditions on, under, or about the Premises arising from Tenant's leasehold interest in or use or occupancy of the Premises including, soil and groundwater conditions and (ii) the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Materials on, under, or about the Premises or the Building or the transportation to or from the Premises or the Building of any Hazardous Materials, except de minimis amounts of Hazardous Materials that are commonly used in office products or are present in ordinary cleaning supplies. All such office products and cleaning supplies will be used and stored in a manner that complies with all Laws. Tenant shall at its own expense make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities under Laws relating to Hazardous Materials. Should any governmental entity having jurisdiction over the Premises demand that a remediation plan be prepared or that remediation be undertaken because of any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the Term of this Lease at or from the Premises which arises at any time from Tenant's use or occupancy of the Premises or from acts or omissions of Tenant, its agents, employees, representatives, or invitees, then Tenant shall, at its own expense, prepare and submit the required plans. Tenant shall indemnify, defend, protect, and hold Landlord, its partners, officers, directors, beneficiaries, shareholders, agents, employees, and lenders harmless from all fines, suits, procedures, claims, liabilities, and actions of every kind, and all costs associated therewith (including investigation costs and attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials that occurs during the Term of this Lease, at or from the Premises which arises at any time from Tenant's use or occupancy of the Premises or from Tenant's failure to provide all information, make all submissions, and take all steps requires by any governmental authorities having jurisdiction over the Premises. Tenant's obligations and the indemnity hereunder shall survive the expiration or earlier termination of this Lease. The term Hazardous Materials as used herein shall include any chemical, substance, or material which has been or is hereafter determined by any federal, state, or local governmental agency to be capable of posing a risk of injury to health or safety including petroleum, asbestos, polychlorinated biphenyls, radioactive materials, and radon gas.

9  MAINTENANCE, REPAIRS, ALTERATIONS.  Subject to Tenant's rights under
Section 5.4 above and Section 5.3 of the Work Letter Agreement, after completion of Landlord's Work, pursuant to Section 5 Tenant shall, at his own expense and at all times, maintain the Premises in good and safe condition, including plate glass and any existing or future intrabuilding alarm, computer, or network cables and wires that transmit voice, data, and other telecommunications signals ("INC"), and any other existing or future exposed equipment or system comprising or supplying water, gas, electricity, HVAC, communications, alarms, fire/safety, sprinkler, plumbing or appliances for the Premises and shall surrender the same at termination hereof in as good condition as received, normal wear and tear excepted. Tenant shall be responsible for all repairs for such exposed equipment for systems required, excepting the roof, skylights, exterior walls, and structural foundations, which shall be maintained by Landlord. Notwithstanding Tenant's foregoing maintenance and repair responsibility, Tenant shall not be responsible to replace any systems or equipment where such replacement would be deemed a capital replacement as opposed to a repair under generally-accepted accounting principles, unless such replacement has been caused solely by Tenant's negligence, wilfull misconduct, or failure to maintain as required hereunder. Landlord shall maintain in good condition the common areas of the property, such as sidewalks, driveways, lawns, and shrubbery. No improvement or alteration of the Premises shall be made without the prior written consent of the Landlord, which shall not be unreasonably withheld or delayed. Prior to the commencement of any substantial repair (except in an emergency provided that Tenant shall notify Landlord as soon as reasonably possible), improvement, or alteration, Tenant shall give Landlord at least five (5) days' written notice in order that Landlord may post appropriate notices of nonresponsibility to avoid any liability for liens for any such work of improvement on the Premises.

10 ENTRY AND INSPECTION. Tenant shall permit Landlord or Landlord's agents to enter upon the Premises at reasonable times and upon reasonable notice for the purpose of inspecting the same, will permit Landlord at any time within one hundred twenty (120) days prior to the expiration of this Lease to place upon the Premises any usual and reasonable "To Lease" or "Available" signs, and will permit persons desiring to lease the same to inspect the Premises thereafter.

11 INDEMNIFICATION OF LANDLORD. Tenant agrees to assume the defense of and indemnify and save harmless Landlord from all claims, liability, loss, damage, injury, including physical injury of Tenant's employees directly or indirectly arising from the performance of this Lease, from tenant's occupation or use of the Premises, or arising out of the failure of Tenant to provide a "safe place to work" and from any and all claims, liability, loss, damage, injury, including physical injury or death and liability therefor caused or incurred, including injury or death of Tenant's business invitees and social guests, resulting directly or indirectly from Tenant's occupancy of the Leased Premises covered by this Lease. Tenant's duties to defend, indemnify and save harmless shall apply to liability incurred or claimed as a result of negligence or willful misconduct, regardless of responsibility for such negligence or willful misconduct unless Landlord, its employees or agents were solely negligent in the matters complained of.

12. LANDLORD'S INSURANCE. Landlord shall, as part of Insurance expenses, maintain "all risk" property damage insurance containing an agreed amount endorsement covering not less than one hundred percent (100%) of the full insurable replacement cost valuation of the Building and the tenant improvements, betterments, and the alterations thereto; and Landlord's personal property, business papers, furniture, fixtures, and equipment (collectively "Landlord's Property"), exclusive of the costs of excavation, foundations, footings, and risks required to be covered by Tenant's insurance, and subject to commercially reasonable deductibles. Landlord shall also, as part of insurance expenses, obtain and keep in full force the following policies of insurance: commercial general liability insurance; workers' compensation insurance, if required by applicable Law; and such other insurance as Landlord deems appropriate or as may be required by any Holder or ground lessor. Landlord's insurance shall be issued by insurance companies authorized to do business in the State of California with a financial rating of at least B+ for any property insurance and at least B+ for any liability insurance, as rated in the most recent edition of Best's Insurance Reports;

13. TENANT'S INSURANCE. Tenant shall obtain and maintain in effect at all times during Tenant's possession of the Premises the following insurance coverages and policies:

     (a) LIABILITY INSURANCE. Tenant shall maintain a policy of commercial general liability insurance, which shall include coverages for (i) bodily injury; (ii) property damage; and (iii) personal property. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than One Million Dollars ($1,000,000) and an aggregate limit of not less than Two Million Dollars ($2,000,000). The policy shall contain a cross-liability endorsement and a severability of interest clause.

     (b) TENANT'S BUSINESS PERSONAL PROPERTY INSURANCE. Tenant shall maintain on all of its business personal property, including valuable business papers and accounts receivable; operating supplies; inventory; and furniture, fixtures, and equipment (whether owned, leased, or rented) (collectively "Business Personal Property") an "all risk" property damage insurance policy including coverages for sprinkler leakage and containing an agreed amount endorsement (or, if applicable, a business owner's policy with a no-coinsurance provision) in an amount not less than one hundred percent (100%) of the full replacement cost valuation of such Business Personal Property, if available. The proceeds from any such policy shall be used by Tenant for the replacement of such Business Personal property.

     (c) BUSINESS INTERRUPTION/EXTRA EXPENSE INSURANCE. Tenant shall maintain business interruption or (if applicable) contingent business interruption and extra expense insurance in such amounts as will adequately reimburse Landlord for any item or expense enumerated in this agreement. If Tenant's business interruption or (if applicable) contingent business interruption and extra expense insurance proceeds are insufficient to cover all of Tenant's obligations, Landlord shall be paid before any other creditor. Such insurance will be carried with the same insurer that issues the insurance for Tenant's Business Personal Property pursuant to Section 13(b).

     (d) WORKER'S COMPENSATION INSURANCE. Tenant shall maintain worker's compensation insurance as required by the State of California.

     (e) TENANT'S LIABILITY LIMITATION. Except with respect to any intentional tort, under no circumstance shall Tenant ever be liable for consequential damages, including damages for lost profits or business interuption.

13.1 TENANT'S INSURANCE CRITERIA. All insurance required to be maintained by Tenant under this Lease shall conform to the following criteria:

     (a) Tenant's insurance shall be issued by insurance companies authorized to do business in the State of California with a financial rating of at least B+ for any property insurance and at least B+ for any liability insurance, as rated in the most recent edition of Best's Insurance Reports;

     (b) Tenant's insurance shall be issued as primary and noncontributory;

     (c) Tenant's liability and property insurance policies shall name Landlord as the additional named insured and Landlord, Landlord's agents, and any ground lessors and Holders (as such terms are defined in Section 27) whose names shall have been furnished to Tenant as additional named insureds;

     (d) Tenant's insurance shall contain an endorsement requiring at least thirty (30) days written notice from the insurance company to each insured and additional insured before cancellation or any material change in the coverage, scope, or amount of any policy; and

     (e) with respect to damage to or loss of Tenant's Business Personal Property, a waiver of subrogation must be obtained, as required under Section 14 below.

13.2 BLANKET COVERAGE. All of the insurance requirements set forth herein on the part of Tenant to be observed shall be deemed satisfied if the Premises are covered by a blanket insurance policy complying with the limits, requirements, and criteria contained in this Article insuring all or most of Tenant's facilities in California.

13.3 EVIDENCE OF COVERAGE. A duplicate original policy or a certificate of insurance shall be deposited with Landlord at the commencement of the Term or, if earlier, upon Tenant's taking possession of the Premises; and on renewal of the policy a certificate of insurance listing the insurance coverages required hereunder and naming the appropriate additional insureds shall be deposited with Landlord not less than seven (7) days before expiration of the policy.

14   WAIVER OF SUBROGATION.  To the maximum extent permitted by insurance policies which Landlord and Tenant are required to maintain under Sections 12 and 13 above, Tenant and Landlord, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist. Landlord and Tenant intend that their respective property loss risks shall be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

15. UTILITIES. Tenant shall be responsible for payment directly to their suppliers of the charges for all utilities (except water, which shall be supplied by Landlord as part of Operating Expenses), including, gas, electricity, heat, and other services delivered to or consumed in the Premises. If any such services are not separately metered to Tenant, Tenant shall pay to Landlord pursuant to Section 2.2 a reasonable proportion, as determined by Landlord, of all charges jointly metered with other premises.

15.1 INTERRUPTION OF SERVICES. Landlord does not warrant that any services or utilities provided hereunder for Tenant's use in the Premises will be free from shortages, failures, variations, or interruptions caused by repairs, maintenance, replacements, improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental requirements or requests, or other causes beyond Landlord's reasonable control, including interference with light or other incorporeal hereditaments and any interruption in services or any failure to provide services to Landlord by a designated utility company at the demarcation point at which Landlord accepts responsibility for such service or at any point prior thereto, which interference impedes Landlord in furnishing plumbing, HVAC, electrical, sanitary, life safety, elevator, telecommunications, or other Building services, utilities, or the Systems and Equipment. None of the same shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, shall render Landlord liable to Tenant for abatement of Rent, or shall relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption, or other compensatory or consequential damages.

16. SIGNS. Landlord reserves the exclusive right to the roof, side and rear walls of the Premises. Tenant shall not construct any projecting sign or awning without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

17. CONDEMNATION. If any part of the Premises shall be taken or condemned for public use, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part taken, terminate as of the date the condemnor acquires possession, and thereafter Tenant shall be required to pay such proportion of the rent for the remaining term as remaining square footage of the Premises bears to the total original square footage of the Premises at the date of condemnation; provided, however, that Landlord at its option may terminate this Lease as of the date the condemnor acquires possession. In the event that the demised Premises are condemned in whole, or that a portion is condemned of such size that the remainder is not suitable for Tenant's beneficial enjoyment of the Premises for their intended purposes, this Lease shall terminate upon the date upon which the condemner acquires possession. All sums which may be payable on account of any condemnation shall belong to the Landlord, and Tenant shall not be entitled to any part thereof; provided however, that Tenant shall be entitled to retain any amount awarded to him for his trade fixtures or moving expenses.

18. SURRENDER AND RESTORATION. At or before the Expiration Date or the date of any earlier termination of this Lease, or as promptly as practicable using Tenant's best efforts after such an earlier termination date, Tenant, at its expense, shall do all of the following:

     (a) surrender possession of the Premises in the condition required under Section 9, ordinary wear and tear excepted;

     (b) surrender all keys, any key cards, and any parking stickers or cards to Landlord and give Landlord in writing the combinations of any locks or vaults then remaining in the Premises;

     (c) remove from the Premises all of Tenant's Property, except such items thereof as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord; and

     (d) fully repair any damage to the Premises or the Property resulting from such removal.

Tenant's obligations herein shall survive the termination of the Lease. All improvements and other items in or upon the Premises (except Tenant's Property), whether installed by Tenant or Landlord, shall be Landlord's property and shall remain upon the Premises, all without compensation, allowance, or credit to Tenant; provided, however, that if prior to such termination Landlord so directs by notice. Tenant shall promptly remove such of the Improvements in the Premises as are designated in such notice and shall restore the Premises to their condition prior to the installation of such Improvements. Notwithstanding the foregoing, Landlord shall not require removal of customary office improvements installed pursuant to the Work Letter Agreement, if any (except as expressly provided to the contrary therein), or installed by Tenant with Landlord's written approval (except as expressly required by Landlord in connection with granting such approval).

18.1 TENANT'S FAILURE TO REMOVE OR RESTORE. If Tenant shall fail to perform any repairs or restoration or fail to remove any items from the Premises as required under this Section 18, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant's expense, and Landlord shall in no event be responsible for the value, preservation, or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant's right to possession shall at Landlord's option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Laws, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

19   DESTRUCTION OF PREMISES.  Landlord and Tenant agree that their respective rights and obligations in the event of any damage or destruction of the Premises or Building shall be governed exclusively by this Lease. Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant's rights under California Civil Code Sections 1932(2), 1933(4), and 1942, as the same may be modified or replaced hereafter. No damages, compensation, or claim shall be payable by Landlord for any inconvenience, interruption, or cessation of Tenant's business or any annoyance arising from any damage to or destruction of all or any portion of the Premises or Building.

19.1 PARTIAL DESTRUCTION OF PREMISES. In the event of a partial destruction of the Premises during the term hereof from any cause, Landlord shall forthwith repair the same at Landlord's expense, provided that such repairs can be made within sixty (60) days under existing Laws; but such partial destruction shall not terminate this Lease, except that Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with Tenant's beneficial enjoyment of the Premises for their intended purposes. If such repairs cannot be made within sixty (60) days, Landlord, at his option may make the same within a reasonable time, this Lease continuing in effect with the rent proportionately abated as aforesaid; and in the event that Landlord shall not elect to make such repairs which cannot be made within sixty (60) days, this Lease may be terminated by either party upon written notice, effective as of the date of such notice. Notwithstanding the foregoing, if all repairs cannot be completed or are not actually completed within one hundred eighty (180) days of the date of damage Tenant may terminate this Lease at its option.

19.2 DESTRUCTION OF BUILDING. In the event that the Building is destroyed to an extent of not less than one-third of the replacement costs thereof, either party may elect to terminate this Lease, whether the Premises be injured or not. A total destruction of the Building shall terminate this Lease.

19.3 DISPUTES. In the event of any dispute between Landlord and Tenant with respect to the provisions hereof, the matter shall be settled by arbitration in accordance with the provisions of Section 26 below.

20   TENANT'S DEFAULT.  The occurrence of any one or more of the following events shall constitute a material breach and default ("Event of Default") of this Lease by Tenant:

     (a) Tenant's failure to pay any Rent or any other charges required to be paid by Tenant under this Lease, where such failure continues for five
(5) days after written notice from Landlord that such payment is due and payable provided, however, that such written notice will no longer be required if Landlord has issued two or more during any 12-month period;

     (b) Tenant's failure promptly and fully to perform any other covenant, condition, or agreement contained in this Lease, where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant;

     (c) Tenant's failure to comply with the Rules, unless such failure is cured within five (5) days after notice; provided, that if the nature of Tenant's failure is such that more than five (5) days are reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter diligently and continuously prosecutes such cure to completion;

     (d)     Tenant's abandonment or vacation of the Premises;

     (e) any material misrepresentation or omission herein or in any financial statements or other materials provided by Tenant or any Guarantor in connection with negotiating or entering this Lease or in connection with any Transfer under Section 6;

     (f)     cancellation of any guaranty of this Lease by any Guarantor;

     (g) failure by Tenant to cure within any applicable times permitted thereunder any default under any other lease for space in any other building owned or managed by Landlord or its affiliates now or hereafter entered by Tenant; and any Default hereunder not cured within the times permitted for cure herein shall, at Landlord's election, constitute a default under any other such lease or leases;

     (h) The levy of a writ of attachment or execution on the Lease or on any of Tenant's property;

     (i) Tenant's or any Guarantor's general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors; or

     (j) In any proceeding or action in which Tenant is a party, the appointment of a trustee, receiver, agent, or custodian to take charge of the Premises or Tenant's Property for the purpose of enforcing a lien against the Premises or Tenant's Property.

The parties expressly agree that any notice which Landlord may give to Tenant that an Event of Default has occurred under this Section 20 shall satisfy the requirements of Section 1161 of the California Code of Civil Procedure, and it shall not be necessary to give another notice to Tenant under Section 1161.

20.1 LANDLORD's REMEDIES. Upon the occurrence of an Event of Default hereunder, Landlord shall have the right, in addition to any other rights or remedies Landlord may have, at Landlord's option, without further notice or demand of any kind, to elect to do one of the following alternatives:

(i) Terminate this Lease and Tenant's right to possession of the Premises, re-enter the Premises, and take possessions thereof; and Tenant shall have no further claim to the Premises or under this Lease; or

(ii) Continue this Lease in effect and collect any unpaid Rent or other charges which have theretofore accrued or which thereafter become due and payable. It is intended hereunder that Landlord have the remedy described in California Civil Code Section 1951.4, which provides that a landlord may continue a lease in effect after a tenant's breach and abandonment and recover rent as it becomes due, if tenant has the right to sublease or assign, subject only to reasonable limitations.

In the event of any re-entry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant's Property from the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant.

20.2 NO WAIVER OF DEFAULT. The waiver by Landlord of any Event of Default or of any other breach of any term, covenant, or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition. Acceptance of Rent by Landlord subsequent to any Event of Default or breach hereof shall not be deemed a waiver of any preceding Event of Default or breach other than the failure to pay the particular Rent so accepted, regardless of Landlord's knowledge of any breach at the time of such acceptance of Rent. Neither Landlord nor Tenant shall be deemed to have waived any term, covenant, or condition of this Lease, unless the waiving party gives the other party written notice of such waiver. Neither Landlord nor Tenant should rely upon the other party's failure or delay in enforcing any right or remedy hereunder.

20.3 LANDLORD'S RIGHT TO CURE. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may (but shall not be obligated to), without waiving such default, perform the same for the account and at the expense of Tenant. Tenant shall pay Landlord all costs of such performance promptly upon receipt of a bill therefor.

20.4 DAMAGES. Should Landlord elect to terminate this Lease under the provisions of Section 20.1(i) above, Landlord may recover as damages from Tenant the following:

     (a) PAST RENT: The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

     (b) RENT PRIOR TO AWARD: The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

     (c) RENT AFTER AWARD: The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided; plus

     (d) SUBSTANTIALLY CAUSED DAMAGES: Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this

Lease, including, but not limited to, any costs or expenses (including attorneys' fees), incurred by Landlord in (i) retaking possession of the Premises; (ii) maintaining the Premises after Tenant's default; (iii) preparing the Premises for reletting to a new tenant, including any repairs or alterations; and (iv) reletting the Premises, including brokers' commissions.

"The worth at the time of the award" as used in subsections (a) and (b) above is to be computed by allowing interest at the rate of ten percent (10%) per annum. "The worth at the time of the award" as used in subsection (c) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank situated nearest to the Premises at the time of the award plus one percent (1%).

21   RULES.  Tenant agrees that it will abide by, keep and observe all reasonable rules and regulations which Landlord may make from time to time for the management, safety, care, and cleanliness of the Building and grounds, the parking of vehicles and the preservation of good order herein as well as for the convenience of other occupants and tenants of the Building. The violations of any such rules and regulations shall be deemed a material breach of this Lease by Tenant.

22   NOTICES.  Any notice required or permitted under this Lease shall be in writing and shall be delivered in at least one of the following ways: personally or by private hand-delivery messenger service; by depositing the same in the United States mail, postage prepaid, registered or certified, return receipt requested; or by depositing such notice, postage prepaid, with Federal Express, DHL, UPS, or another nationally-recognized private overnight delivery service. Each such notice shall be addressed to the intended recipient at such party's address set forth as follows, or at such other address as such party has theretofore specified by written notice delivered in accordance with this Section 22:
                                if to Landlord:

                             Attn: Michael Goldin
                               720 Channing Way
                              Berkeley, CA  94710

                                 if to Tenant:
                            The Roda group Venture
                              Development Company
                               918 Parker Street
                              Berkeley, CA  94710

                            Attn: Daniel H. Miller

Every notice given to a party shall state the section of the Lease pursuant to which the notice is given and the period of time within which the recipient of the notice must respond.

23   HOLDING OVER.  Any holding over after the expiration of this Lease, with the consent of Landlord, shall be construed as a month-to-month tenancy at a base monthly rental of one hundred and fifty percent (150%) of the monthly rental which was in effect under the Lease on the Expiration Date, and otherwise in accordance with the terms hereof, as applicable, except that Tenant shall have no extension or renewal option.

24   OPTION TO RENEW.  Tenant is hereby granted one (1) option to extend (the
"Extension Option") the Term of the Lease for a period of three (3) Lease Years (the "Extension Period"). The Extension Period term shall begin the first day following the Expiration Date and shall take effect on the same terms and conditions in effect under the Lease immediately prior to the first Extension Period, except that monthly Base Rent shall be nine thousand one hundred and twenty dollars ($9,120.00).

24.1 EXERCISE OF OPTION. The Extension Option may be exercised only by giving Landlord written notice of Tenant's irrevocable election to exercise no earlier than ten (10) months and no later than six (6) months prior to the commencement of the Extension Period.

24.2 FAILURE TO EXERCISE. If Tenant shall fail validly and timely to exercise the option herein granted, said option shall terminate and shall be null and void and of no further force and effect.

24.3 DEFAULT. Tenant's exercise of the Option shall, at Landlord's election, be null and void if an Event of Default exists on the date of Tenant's notice of exercise and such Default is not cured within the applicable cure period, or at any time thereafter and prior to commencement of the relevant Extension Period and such Default is not cured within the applicable cure period. Tenant's exercise of the Extension Option shall not operate to cure a Default by Tenant nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such Default. If the Lease or Tenant's right to possession of the Premises shall terminate before Tenant shall have exercised the Extension Option, then immediately upon such termination the Extension Option shall simultaneously terminate and become null and void.

24.4 TIME.  Time is of the essence of the Extension Options granted hereunder.

25   ESTOPPEL CERTIFICATE.  Tenant shall at any time upon not less than ten
(10) days' prior written notice from Landlord execute, acknowledge, and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any; and (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer to the Premises. At Landlord's option, Tenant's failure to deliver such statement within such time shall be a material breach of this Lease or shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord's performance, and (iii) not more than one month's rent has been paid in advance or such failure may be considered by Landlord as a default by Tenant under this Lease. If Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant hereby agrees to deliver to any lender or purchaser designated by Landlord summary financial statements of Tenant as may be reasonably required by such lender or purchaser. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

25.1 SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT. With respect to Security Devices entered into by Landlord after execution of this Lease, Tenant's subordination of this Lease shall be subject to receiving assurance (a "non-disturbance agreement") from the Lender that Tenant's possession and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in Breach hereof and attorns to the record owner of the Premises. Landlord agrees to use reasonable commercial efforts to obtain from the current lender on the Building a nondisturbance agreement for Tenant within a reasonable period before or after the Commencement Date.

26   ARBITRATION.  In the event of any dispute between Landlord and Tenant arising under this Lease that is not resolved by the parties within ten (10) days after the date either party gives notice to the other of its desire to arbitrate the dispute (the "Outside Agreement Date"), the dispute shall be settled by binding arbitration as provided in this Section 26; provided, however, that nothing in this Section 26 shall limit Landlord's right to bring an unlawful detainer action against Tenant if appropriate. All arbitration proceedings shall be conducted at Berkeley, California. Judgment upon the arbitration award may be entered in any court having jurisdiction. The arbitrators shall have no power to change the Lease provisions. Both parties shall continue performing their Lease obligations pending the award in the arbitration proceeding. The arbitrators shall award the prevailing party reasonable expenses and costs, including reasonable attorneys' fees pursuant to Section 26.2 below, plus interest on the amount due at ten percent (10%) per annum or the maximum then allowed by Law, whichever is less.

26.1 PROCEDURE. Not later than fifteen (15) days following the Outside Agreement Date, the party demanding arbitration shall submit the matter to arbitration under the current rules of the American Arbitration Association including their rules relating to discovery, but subject to any definitions or sections of the Lease which may be applicable to the dispute under submission, and shall request a list of potential arbitrators from whom an arbitrator shall be selected in accordance with the rules of the American Arbitration Association.

26.2 PAYMENT. The losing party shall pay to the prevailing party the amount of the final arbitration award. If payment is not made within ten (10) business days after the date the arbitration award is no longer appealable, then in addition to any remedies under the law, if Landlord is the prevailing party, it shall have the same remedies for failure to pay the arbitration award as it has for Tenant's failure to pay Rent; and if Tenant is the prevailing party, it may deduct any remaining award from its monthly payment of Rent or other charges.

27   SUBORDINATION.  Tenant agrees that this Lease shall be automatically subordinate to any mortgage or trust deeds that are now or may hereafter be placed upon said Premises. Notwithstanding the foregoing, Tenant agrees that any mortgagee of the Building, the holder of any note, or beneficiary of any deed of trust (collectively "Holders") encumbering the Building shall have the right upon written notice to Tenant to subordinate the lien of any such note or deed of trust to this Lease.

28   LANDLORD'S LIABILITY.  The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Premises shall be limited to Landlord's insurance in a minimum amount of three million dollars ($3,000,000) combined plus the interest of Landlord in the Development (and the rental proceeds thereof) except with respect to any intentional tort. Under no circumstances shall Landlord ever be liable for consequential or punitive damages, including damages for lost profits or for business interruption. Tenant agrees to look solely to Landlord's interest in the Development (and the rental proceeds thereof) for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Section 28 shall apply equally and inure to the benefit of Landlord's present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents, and employees, and their respective partners, heirs, successors, and assigns. Under no circumstances shall any present or future general or limited partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord's obligations under this Lease.

28.1 LIABILITY UPON TRANSFER. The term Landlord as used herein shall mean only the owner or owners, at the time in question, of the fee title of leased Premises and in the event of any transfer of such title or interest, Landlord herein named shall be relieved from and after the date of such transfer of all liability as respects Landlord's obligations thereafter to be performed, provided that any funds in the hands of Landlord at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord's successors and assigns, only during their respective periods of ownership.

29 FIRST SOURCE AGREEMENT. (For five or more employees) Tenant represents that it has fewer than five (5) employees as of the Commencement Date of the Lease and as such is not subject to the requirement to enter into a First Source Agreement with the City of Berkeley.

30 MISCELLANEOUS. The following provisions shall apply generally to terms, provisions, and covenants of this Lease:

30.1 NO OFFER. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This document becomes effective and binding only upon execution and delivery hereof by Tenant and by Landlord. No act or omission of any employee or agent of Landlord or of Landlord's broker shall alter, change, or modify any of the provisions hereof.

30.2 NO PARTNERSHIP. It is expressly understood that Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint adventurer or a member of a joint enterprise with Tenant, and that the provisions of this Lease relating to the percentage rental payable hereunder, if any, are included solely for the purpose of providing a method whereby the rental is to be measured and ascertained.

30.3 HEIRS, ASSIGNS, SUCCESSORS. This Lease is binding upon and inures to the benefit of the heirs, assigns and successors in interest to the parties.

30.4  TIME.  Time is of the essence of this Lease.

30.5 WAIVER. No failure of Landlord or Tenant to enforce any term hereof shall be deemed to be a waiver.

30.6 ATTORNEY'S FEES. In case arbitration or suit should be brought for recovery of the Premises, or for any sum due hereunder, or for any breach hereunder by either Tenant or Landlord, or because of any act or omission which may arise out of the possession of the Premises, by either party, the prevailing party shall be entitled to all costs incurred in litigation, arbitration, or otherwise in connection with such action, including a reasonable attorneys' fee.

31 ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or Tenant or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties hereto.

     IN WITNESS WHEREOF Landlord and Tenant have executed this Lease as of the date first-above written.

     Landlord:     EAT/WORK DEVELOPMENT, LP, a California limited partnership

                        By: /s/ Michael Goldin
                            ---------------------------------
                            Michael Goldin, General Partner

     Tenant:       THE RODA GROUP VENTURE DEVELOPMENT COMPANY, L.L.C., a
Delaware limited liability company

                        By:  /s/ Daniel Miller
                            ---------------------------------
                            Daniel Miller

                        Its: Managing Director
                            --------------------------------

                             [DIAGRAM OF FLOOR PLAN]

                               EXHIBIT B-FIRST FLOOR

                                    [DIAGRAM]

                               EXHIBIT B-MEZZANINE

                                    [DIAGRAM]

                                  EXHIBIT C

This Commencement Date agreement is attached to that certain lease dated 8/20/97 between Eat/Work Development, LP, a California limited partnership and The Roda Group Venture Development Company, L.L.C., a Delaware limited liability company ("Tenant") for the Premises as described in the Lease. Landlord and Tenant agree that the Commencement Date pursuant to Section 1.4 of the Lease shall be 10/15/97 for all purposes thereunder.

     Landlord:     EAT/WORK DEVELOPMENT, LP, a California limited partnership

                       By:  /s/ Michael Goldin
                           ----------------------------------
                           Michael Goldin, General Partner

     Tenant:       THE RODA GROUP VENTURE DEVELOPMENT COMPANY
                   L.L.C., a Delaware limited liability company

                       By: /s/ Daniel Miller
                           ----------------------------------
                           Daniel Miller

                       Its: Managing Director
                           ----------------------------------

               EXHIBIT D - WORK LETTER AGREEMENT

     THIS WORK LETTER AGREEMENT (the "Agreement") is made as of 8/20/97, between EAT/WORK DEVELOPMENT, LP, a California limited partnership ("Landlord"). THE RODA GROUP VENTURE DEVELOPMENT COMPANY L.L.C., a Delaware limited liability company ("Tenant").

     Reference is made to the lease dated as, of 8/20/97 between Landlord and Tenant (the "Lease") for premises known as Suites A-1-1 and A-1-2, (the "Premises"), located in the building (the "Building") known as 918 Parker Street, Berkeley, California.

1.  BASIC TERMS.
     A. Date to substantially complete work: Commencement Date under the Lease.
     B.  Description of The Work:
          (a) Demising walls and furnishings as shown in Plans attached hereto as Schedule 1. These walls to be standard steel stud frame with sound batte and 5/8" sheet rock unless otherwise noted. Walls to be spray finished and painted white. Molding and trim to be painted wood or base rubber mold.
          (c) Standard office lighting.
          (d) Pre-wired for burglar alarm.
          (e) ten thousand dollars ($10,000) allowance towards network cabling.

2.  BASIC AGREEMENT.
     A. COMPLETION OF WORK. On or before the Commencement Date under the Lease, Landlord shall substantially complete the Work shown on the final approved Plans. However, Landlord shall not be responsible for delays caused by Tenant or Tenant's contractor's, agents, or employees. Landlord shall deliver the Premises broom clean with all plumbing, lighting, electrical, and all Systems and Equipment in a good state of repair.
     B. COST OF THE WORK. Landlord shall bear the cost of the Work (including the cost of building permits and sales tax) as shown on the final approved Plans; and Tenant shall bear any costs incurred in connection with any work it may desire in addition to that shown on the final approved Plans.
3. CHANGES AFTER PLANS ARE APPROVED. If Tenant shall desire any changes, alterations, or additions to the final Plans after they have been approved by Landlord, Tenant shall submit a detailed written request or revised Plans
(the "Change Order") to the Landlord for approval. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold approval; but all costs in connection therewith shall be paid for by Tenant as a Tenant's Cost under Paragraph 4 to the extent that such costs exceed the amount expected to be incurred by Landlord under the previous plans. Landlord's approval of any Change Order shall be contingent upon Tenant's acknowledgement and agreement to any delay in the date of substantial completion which may be caused by such Change Order.
4. TENANT'S COSTS; ESTIMATES (IF APPLICABLE). Any amounts that Tenant is required to pay under this Agreement shall be referred to as "Tenant's Cost" herein. Tenant's cost shall be deemed "additional Rent" under the Lease. Landlord may at any time reasonably estimate Tenant's Cost in advance, in which case, after mutual written agreement to proceed, Tenant shall deposit such estimated amount with Landlord within 10 days after requested by Landlord. If such estimated amount exceeds the actual amount of Tenant's Cost, Tenant shall receive a refund of the difference; and if the actual amount shall exceed the estimated amount, Tenant shall pay the difference to Landlord within ten (10) days after requested by Landlord. Any cost estimates based on a Space Plan or so-called "pricing plan" will be preliminary in nature and may not be relied on by Tenant. However, Landlord agrees that any written estimate of Tenant's Cost based on the approved Working Drawings will not be exceeded by more than twenty percent (20%), except to the extent that:
(a) Tenant thereafter makes changes in the Working Drawings or the Work,
(b) overtime labor is required in order to substantially complete the Work by the Work Completion Date, (c) concealed conditions are encountered on the job site, (d) new legal requirements become effective following preparation of the estimate, or (e) there are strikes, acts of God, shortages of materials, or other causes beyond Landlord's reasonable control.
5. SUBSTANTIAL COMPLETION. The term substantial completion and its various inflections as used herein shall mean that Landlord has caused all of the Work to be completed substantially, except for so-called "punch-list items"; e.g., minor details of construction or decoration or mechanical adjustments which do not substantially interfere with Tenant's occupancy or beneficial enjoyment of the Premises for their intended purposes or Tenant's ability to complete any improvements to the Premises to be made by Tenant. If there is any dispute as to whether Landlord has substantially completed the Work, the good faith decision of a mutually agreed upon Space Planner shall be final and binding on the parties.
5.1 NOTICE OF SUBSTANTIAL COMPLETION. If Landlord notifies Tenant in writing that the Work is substantially completed, and Tenant fails to object thereto in writing within seven (7) days thereafter specifying in reasonable detail the items of work needed to be performed in order to achieve substantial completion, Tenant shall be deemed conclusively to have agreed that the Work is substantially completed, for purposes of commencing the Commencement Date and Rent under the Lease.
5.2 FINAL COMPLETION. Substantial completion shall not prejudice Tenant's rights to require full completion of any remaining items of Work. However, if Landlord notifies Tenant in writing that the Work is fully completed, and Tenant fails to object thereto in writing within fifteen (15) days thereafter specifying in reasonable detail the items of work needed to be completed and the nature of work needed to complete said items. Tenant shall be deemed conclusively to have accepted the Work as fully completed (or such portions thereof as to which Tenant has not so objected).

5.3 LATENT AND PATENT DEFECTS. Landlord shall repair patent defects in the Premises (except for defects in Tenant Improvements which are constructed by Tenant under this Lease), provided Landlord is notified of the same within three (3) months following the Commencement Date of the Term. Landlord shall also repair latent defects in the Premises (except for defects in Tenant Improvements which are constructed by Tenant under this Lease), provided Landlord is notified of the same within twelve (12) months following the Term Commencement Date. Landlord shall also repair all mechanical, heating, ventilation, air conditioning, electrical, life safety, lighting, and plumbing apparatus and equipment within the Premises whether or not the same are a part of Tenant Improvements. If such maintenance and repair is required because of the negligence or willful misconduct of Tenant, Tenant shall reimburse Landlord the cost of such maintenance and repair, except to the extent that Landlord is entitled to reimbursement from insurance purchased by Landlord as part of Operating Expenses.

     THE PARTIES AGREE THAT THE PROVISIONS OF THIS WORK LETTER AGREEMENT ARE HEREBY INCORPORATED BY THIS REFERENCE INTO THE LEASE FULLY AS THOUGH SET FORTH THEREIN. In the event of any express inconsistencies between the Lease and this Work Letter Agreement, the latter shall govern and control. Any default by a party hereunder shall constitute a default by that party under the Lease, and said party shall be subject to the remedies and other provisions applicable thereto under the Lease.

     IN WITNESS WHEREOF Landlord and Tenant have executed this Agreement as of the date first-above written.

     Landlord:     EAT/WORK DEVELOPMENT, LP, a California limited partnership

                        By: /s/ Michael Goldin
                          ---------------------------------
                            Michael Goldin, General Partner



     Tenant: THE RODA GROUP VENTURE DEVELOPMENT COMPANY L.L.C., a Delaware limited liability company

                        By: /s/ Dan Miller
                           ------------------------------
                             Daniel Miller

                        Its: Managing Director
                           ------------------------------

SCHEDULE 1

[DIAGRAM]

FIRST LEVEL PLAN

SCHEDULE 1

[DIAGRAM]

MEZZANINE PLAN

[DIAGRAM]

FIRST LEVEL PLAN--POWER &
ELECTRICAL

                          [EXHIBIT E]

            E A T  / W O R K   D E V E L O P M E N T

                         LEASE GUARANTY

THIS GUARANTY ("Guaranty") is executed and delivered as of August 15, 1997, by DANIEL MILLER, an individual, and ROGER STRAUCH, an individual (jointly and severally "Guarantor") for the benefit of EAT/WORK DEVELOPMENT, a California limited partnership ("Landlord"), with reference to the following facts:

                             RECITALS

    A. Landlord and The Roda Group, L.L.C., a California limited liability company ("Tenant") are parties to that certain Commercial Office lease (the "Lease") dated as of August 15, 1997, for approximately 4,800 rentable square feet (the "Premises") in the building commonly known as the Eat/Work Development, located at 918 Parker Street, Berkeley, California (the "Property").

    B. As a condition to executing the Lease, Landlord has required that Guarantor execute and deliver this Guaranty.

                             AGREEMENT

1   GUARANTEE OF LEASE.  In order to induce Landlord to execute the foregoing
Lease, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties (collectively, jointly, and severally referred to as the "undersigned") do hereby absolutely and unconditionally (subject to the limitations provided herein), jointly and severally, guarantee to Landlord, its successors, and assigns, the full performance and observance of all the covenants, conditions, and agreements provided to be performed and observed by Tenant in the Lease, including the prompt payment of the Rent and all other amounts provided in the Lease to be paid by Tenant, and all obligations of Tenant under any parking agreement, storage agreement, work agreement, or other agreement between the parties now or hereafter entered into in connection with said Lease or the Premises or Property thereunder; provided, however, that Guarantor's exposure and liability hereunder shall be limited to a maximum of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000).

2   WAIVER OF NOTICES.  The undersigned hereby waives acceptance and notice of acceptance of this Guaranty and notice of non-payment, non-performance, or non-observance, and all other notices and all proof or demands.

              EAT/WORK DEVELOPMENT CONTINUING GUARANTY
                            PAGE E-1 OF 3

3   WAIVER OF SURETYSHIP DEFENSES.  The undersigned expressly agrees that its obligations hereunder shall in no way be terminated, affected, or impaired by reason of the granting by Landlord of any indulgences to Tenant or by reason of the assertion against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of said Lease or by the relief of the Tenant from any of the Tenant's obligations under said Lease by operation of law or otherwise, including the rejection of the Lease in a bankruptcy proceeding, the undersigned hereby waiving all suretyship defenses.

4   MODIFICATION OF LEASE.  The undersigned covenants and agrees that this
Guaranty shall remain and continue in full force and effect as to any renewal, modification, or extension of the Lease made by the original Tenant, whether or not the undersigned shall have received any notice of or consented to such renewal, modification, or extension; provided, however, that the obligations of this Guaranty shall terminate as of the tenth (10th) day of the Extension Term defined in the Lease if Tenant, its successors, or assigns exercises its Extension Option thereunder and if Landlord shall have approved Tenant's then-current financial statement. Landlords's approval of such financial statement shall not be unreasonably withheld, conditioned, or delayed.

5   JOINT AND SEVERAL LIABILITY.  The undersigned agree that their liability hereunder as to each shall be primary and that in any right of action which shall accrue to the Landlord under the Lease the Landlord may, at its option, proceed against the undersigned and the Tenant, jointly or severally, and may proceed against the undersigned without having commenced any action against or having obtained any judgement against the Tenant. Landlord may proceed against any one or more Guarantors without proceeding against the others and may release any Guarantor(s) or any security deposit, security interest, or letter of credit without releasing the other Guarantors.

6   WAIVER OF STRICT PERFORMANCE.  It is agreed that the failure of the
Landlord to insist in any one or more instances upon strict performance or observance of any of the terms, provisions, or covenants of the Lease or this Guaranty or to exercise any right therein or herein contained shall not be construed or deemed to be a waiver or relinquishment for the future of such term, provision, covenant, or right, but the same shall continue and remain in full force and effect. Receipt by the Landlord of rent or other payments with knowledge of the breach of any provision of the Lease shall not be deemed a waiver of such breach or of this Guaranty.

7   TRANSFER OF LEASE.  No assignment or other transfer of the Lease or any interest therein shall operate to extinguish or diminish the liability of the undersigned hereunder, except as set forth in PARA 4 above. The parties expressly intend that this Guaranty shall apply to any transfer permitted under the Lease without Landlord's prior written consent equally as to the Lease. Notwithstanding the foregoing, this Guaranty shall not apply to any renewal, modification, or extension of the Lease made by any party other than the original Tenant, except only for the exercise of the option set forth in
Section 24 of the Lease.

            EAT/WORK DEVELOPMENT CONTINUING GUARANTY
                         PAGE E-2 OF 3